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                                                                   Exhibit 10.12

------Knowles.------------------------------------------------------------------
            ELECTRONICS, INC.
            1151 MAPLEWOOD DRIVE o ITASCA, ILLINOIS 60143 o USA

                                September 9, 1998

      Mr. Bernard J. Smith
      10 Torrin Rocks Cove
      Inverness, IL 60010

                  Re:   Special Severance Commitment

      Dear Bernie:

            In connection with the major corporate transaction being pursued on behalf of the Company and its stockholders by Lehman Brothers, Knowles Electronics, Inc. contractually commits to make special severance payments to you in the circumstances and on the conditions set forth below. You are a participant in the Company's Change-In-Control Severance Pay Plan (the "Plan"), and this letter agreement is in addition to and supplements the Plan. The capitalized words and phrases as used herein have the same meaning as such words and phrases have in the Plan.

            The special severance payments to be made to you hereunder are conditioned on (i) the Company or its stockholders entering into a definitive agreement (the "definitive agreement") providing for the sale or other complete disposition of the Company (excluding TFC) within two years of the date hereof, (ii) the closing of the transaction provided for in the definitive agreement, (iii) your continued employment with the Company to the closing, and (iv) your full cooperation and assistance in achieving the best possible transaction result.

            In the event either (a) you voluntarily terminate your employment with the Company, or your employment is terminated by reason of your disability, during the second year of your two-year Period of Protection or (b) your employment with the Company is involuntarily terminated by the Company without Cause, or your employment is terminated by reason of your disability, within one year after the expiration of your Period of Protection, the Company will make special severance payments to you as follows:

            (i) You will continue to be compensated for one additional year commencing on the date of termination of employment at the rate of Annual Compensation you were paid for your services as an employee of the Company during the one-year period ending on the date of termination;

            (ii) Your pension benefits (including the related SERP) will continue to be accrued on your behalf under the Company's qualified pension plan and related SERP if permitted under the provisions of the plans, and if not, on a pro forma basis as a contractual obligation of the Company, over the period you are being compensated pursuant to (a) above; and

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TELEPHONES (630) 250-5100      FAX NO. (630) 250-0575
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      Mr. Bernard J. Smith
      September 9, 1998
      Page Two

            (iii) A lump sum payment will be made to you within thirty days of the date of termination of employment in an amount equal to the present value (determined as of said date on the basis of a 5.5% per annum interest rate) of the projected cost of medical insurance for you and your spouse comparable to the medical insurance then being provided by the Company to you and your spouse from the date of termination of employment to your 65th birthday.

      Notwithstanding the foregoing, if your employment is terminated by reason of your disability at a time that one year of continued compensation will be payable to you in accordance with (i) above, such compensation shall be reduced by the amount of disability payments you receive for the one-year period from the Company's long-term disability plan and from the Social Security Administration.

            In the event you sustain a change in terms and conditions of your employment as described in Section 4.1 of the Plan during your Period of Protection under the Plan, the Company will pay you, as the special severance payments hereunder, the additional severance payments you would have received pursuant to Section 5.1 and Article VI of the Plan had your Period of Protection been three years rather than two years. You will not be entitled to any special severance payments pursuant to this paragraph if your employment is terminated by reason of your disability.

            In no event will you be entitled to any special severance payments pursuant to this letter agreement if your employment is terminated by death or for Cause.

            Please let me know Bernie if you have questions or comments regarding this special severance commitment or any other aspects of this letter agreement. If this letter agreement is acceptable from your standpoint, please so indicate by signing and returning the attached copy to me.

                                          Sincerely,

                                          KNOWLES ELECTRONICS, INC.


                                          By: /s/ Reg G. Garratt
                                              -------------------------------
                                                     Chairman and CEO

      Accepted this 14th day of
      September, 1998


      /s/ Bernard J. Smith
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          Bernard J. Smith